EXHIBIT 10.1

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT is entered into as of this  25th day of March, 2008, by and between RENEWABLE ENERGY RESOURCES, INC. (hereafter "RENW"), a Florida Corporation, whose address is 334 S. Hyde Park Ave. Tampa, Florida 33606 and World Environmental Services, Inc.  (hereafter WESCO), a subsidiary of EarthFirst Technologies, Inc., a Florida Corporation, whose address is 3000 Bayport Drive Ste., 910 , Tampa, Florida 33607. The Parties hereby agree to the following, and those matters in the attached Schedules:

RECITALS

        Whereas RENW is a publicly traded corporation dealing in alternative energy areas. that is seeking other technologies and opportunities to expand its energy market, produce revenue, bring assets for development and for shareholder return, makes the following Agreement, for the production of  energy, openly solicited for the acquisition of new technologies to other WESCO, and

        Whereas WESCO, is the owner of certain technologies, hereby referred to as the CAVD technology, related assets to those technologies, assets and property related to CAVD, its uses, intellectual property, except those related to tires, and

        Whereas RENW seeks to purchase all technologies, interest, assets, patents, and other intellectual property related to CAVD, and other processes related to pyrolisis developed by WESCO.  RENW makes the related transaction, and

        Whereas WESCO seeks to achieve the sale of the described CAVD technologies, assets, patents, and other intellectual property related to CAVD, and other processes related to pyrolisis developed by WESCO.  WESCO accepts these conditions, in order to receive an issuance of common shares from RENW in exchange for this sale of CAVD related assets, and

        NOW THEREFORE in consideration of the foregoing recitals, the mutual representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

I.	BASIC TRANSACTION.

1.1	Consideration to be Exchanged.

a.
On the Closing Date RENW shall deliver to WESCO, in the name of EarthFirst Technologies, Inc., an amount of shares which shall be equal to three million five hundred thousand (3,500,000) shares or approximately thirty three and one third (33 and 1/3%) percent of the then outstanding shares of common stock, then outstanding at the time of the closing, whichever is numerically equivalent of one third of the outstanding shares after issuance for this acquisition after closing.

b.
WESCO shall deliver, or assign through this Agreement, all matters related to the CAVD or pyrolitic technology, which shall be set forth in Schedule A of this Agreement. Said items shall include the following types of matters: all patents, patents pending, work product on improvements, all uses for the CAVD, all laboratory and engineering work, all client materials, all potential client list, sales lists, pro-formas, business plans, etc. such uses, plans, patents, improvements, and all business opportunities shall include Distiller’s Dry Grain (DDG), carpet waste, municipal waste, algae use, and all other uses for CAVD, subject to the exclusions set forth herein.

c.	WESCO shall assign all interest for all intellectual property for all uses of the CAVD and pyrolisis systems, exclusive of only those that are contained at the time of closing in RCT, LLC, to RENW.

d.
WESCO shall deliver an indemnification or some form of release or assurance that there shall be no claim now pending, or which could exist as to any claim against WESCO from Laurus Funds, or the now existing lawsuit in the middle district of Florida. Such release, indemnification, and assurance shall be attached as Schedule B at time of closing, to the satisfaction of RENW.

e.
Both Parties hereby acknowledge that RENW had previously paid an amount of one hundred thousand dollars ($100,000.00) for the licensing of rights to the CAVD technology to WESCO, and a later payment of two hundred thousand dollars ($200,000.00) to a related party, for similar licensing of use of the CAVD process which is subject to a civil suit by RENW in the Thirteenth Judicial Circuit in and for Hillsborough County, Florida at this time. RENW acknowledges that it will relieve and dismiss any claim against that third party if all rights to such technologies are delivered under this agreement. WESCO shall assist RENW in any claim by any third party for the two hundred thousand dollars ($200,000) under the earlier agreement by RENW and such third party.

1.2	Secondary Consideration

RENW shall make an additional payment to WESCO in common shares after one year, and no later than two years after closing, which shall consist of ten percent (10%) of then outstanding shares at the time of closing of this acquisition if the following achievements are made.

a.
There are two (2) plant sales made or two equivalent plant build outs which cause revenue to RENW, which are not for tire use of the CAVD or excluded related process, if realized within twelve months of closing, or

b.	There are revenues over $1 million dollars ($1,000,000.00) realized by RENW related to the acquired technologies, within twelve months of closing, or

c.	Any combination of revenue from 1.2 a. and 1.2 b. above during the first twelve months after closing which totals in the aggregate one million dollars ($1,000,000.00).

1.3           Closing.   The closing of the Acquisition and exchange contemplated and provided for in this Agreement (the "Closing") shall take place at a time and place to be mutually agreed upon by the Parties, following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the subject acquisition and exchange (other than the conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date"). It is the Parties intention to close this transaction as soon as practicable; however, the Closing Date shall occur no later than February 28, 2008, absent regulatory delays, consent or breach.

1.4            Restrictions on Transferred Stock.

a.
The Common Stock of RENW which shall initially be issued shall be held by WESCO under a “lock up” Agreement, whereby the stock shall be held by WESCO for a period of twelve months from the date of issuance or closing, whichever is later. Such stock shall be held regardless of regulatory changes to the transferability of such shares. Such stock shall not be alienated, transferred, leined, or otherwise hypothecated during such a period, without the approval of the Board of Directors of RENW upon written request made to the Board which decision shall be rendered by the Board within three (3) working days of receipt of the request from WESCO.

b.
The Common Stock of RENW which is issued under this Agreement shall have all voting rights assigned to the Board of Directors of RENW for a period of six (6) months from the date or issuance or closing, whichever is later. Such voting proxy shall be automatically alienable and cancellable based upon paragraph 1.4 a. above if such stock is approved for transfer based upon those conditions and approval.

II.	REPRESENTATIONS AND WARRANTIES.

2.1           Representations and Warranties of both Parties.   Both Parties hereby represents and warrants to the other that the statements contained in this Agreement are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

a.	Due Authority. The execution, delivery and performance under this Agreement and the documents provided for herein by both Parties have been authorized by all necessary corporate action.

b.
Outstanding Options, Warrants or Other Rights.   RENW has or will have no outstanding warrants, options or similar rights whereby any person may subscribe for or purchase shares of its common stock, nor are there any other securities outstanding which are convertible into or exchangeable for its common stock, and there are no contracts or commitments pursuant to which any person may acquire or RENW may become bound to issue any shares of such common stock which are related to this transaction which would affect the structure of the issuance to be achieved for the technology.

c.
Copies of Documents Genuine.    All copies of all documents submitted by either party in this transaction or in any part of due diligence or negotiation are true, complete, correct and unmodified copies of such documents.

d.
Noncontravention.   The execution of this Agreement by the Parties means that they do not intend, nor will any of their officers, directors, or agents, knowingly transgress within the area of operations of the other Party regarding the use of the technologies exchanged under this Agreement or existing technologies or operations, whether consummated or pursued under the following specific exclusions. In particular, WESCO will not pursue, support, or enhance, except on behalf and with the knowledge and assent of RENW, any opportunity, project or technology dealing with pyrolitic technology, and the CAVD uses and potential uses. As well WESCO shall not pursue any low hydro projects which would compete or impede any of the technologies held by RENW, or pursued by them under those lines. Neither would RENW pursue any business opportunity which WESCO has pursued within their knowledge. Both parties may waive such matters in writing upon fourteen days notice to the other.

e.
Litigation.   There are no suits, actions or proceedings at law or in equity, pending or threatened against or affecting this transaction, except those set forth in the agreement or schedules, or disclosed in filings, that can be expected to result in any materially adverse change in the business, properties, operations, prospects, or assets which are being conveyed from WESCO to RENW.

f.
Laws and Regulations.   Both Parties have complied with all laws, rules, regulations and ordinances relating to or affecting the conduct of this Agreement, and further, WESCO has represented compliance with all laws, rules and regulations as to it’s entitlement to, ownership of, operation of, and ability to transact the CAVD business and operations. WESCO further asserts that they are compliant and possess all necessary licenses and permits required in its business by federal, state or local authorities for the intent and transaction of this Agreement to occur.

g.
Full Disclosure.   Neither this Agreement nor any other instrument furnished to WESCO or RENW by or on behalf of either party contains any untrue statement of a material fact or omits to state a material fact necessary to make any statements made not misleading, and there is no fact that materially and adversely affects, or foreseeably may materially and adversely affect, the intent or subjects of this Agreement.

h.
Representations and Warranties True at Closing.   Except as expressly herein otherwise provided, all of the representations and warranties by RENW and WESCO as set forth herein shall be true as of the Closing Date as though such representations and warranties were made on and as of such date.

i.	No Material Adverse Change, Etc.

1)
By RENW: At the time of the execution of this Agreement and at the time of closing (if different), there has not been, other than as contemplated or caused by this Agreement any (i)  material adverse change in the business, condition(financial or otherwise), operations, or prospects of  RENW which would affect business operations with the CAVD technology; (ii) any damage, destruction, or loss, whether covered by insurance or not, having a material adverse effect on the business, condition (financial or otherwise), operations or prospects of RENW for the use of such technology or assets, (iii) any entry into or termination of any material commitment, contract, Agreement, or transaction(including, without limitation, any material borrowing or capital expenditure or sale or other disposition of any material asset or assets) of, or involving RENW, other than this Agreement and Agreements executed in the ordinary course of business;(iv) nor promise or payment of any increase to or for any executive or principal's executive bonus, or other compensation, (viii) any default or breach of any material respect pursuant to any covenant or Agreement, or (ix) any other change in the manner which the company has conducted its business in the past which would impede the operations concerning the CAVD and related technology acquisition.

2)
By WESCO:  At the time of the execution of this Agreement and at the time of closing (if different), there has not been, other than as contemplated or caused by this Agreement any (i)  material adverse the rights of WESCO to any of the intellectual properties, assets, or other materials being purchased, pursuant to Schedule A, being purchased from WESCO, which would impede such operations or business for any of the operations of the CAVD and related technologies being acquired; (ii) any damage, destruction, or loss, whether covered by insurance or not, having a material adverse effect on the business, condition (financial or otherwise), operations or prospects of WESCO for the use of such technology or assets, (iii) any entry into or termination of any material commitment, contract, Agreement, or transaction(including, without limitation, any material borrowing or capital expenditure or sale or other disposition of any material asset or assets) of, or involving WESCO, other than this Agreement and Agreements executed in the ordinary course of business;(iv) nor promise or payment of any increase to or for any executive or principal's executive bonus, or other compensation, (viii) any default or breach of any material respect pursuant to any covenant or Agreement, or (ix) any other change in the manner which the company has conducted its business in the past which would impede the operations concerning the CAVD and related technology interests acquisition.

III.            COVENANTS.

From the date of this Agreement until the Closing Date, the Parties agree as follows:

3.1           General.   Each of the Parties hereto will use its best efforts to take all actions and to do all things necessary in order to consummate and make effective the transaction contemplated by this Agreement (including satisfaction of the closing conditions set forth in Article IV below).

3.2           Notices and Consents.   Each of the Parties hereto will give any notices to third Parties, and will use its best efforts to obtain any third party consents, that the other party reasonably may request in connection with any matter referred to in this Agreement.

3.3           Access.   Both Parties each agree that they will permit the others directors, officers, accountants, attorneys and other representatives full access, during reasonable business hours throughout the term or applicability of this Agreement, to all premises, properties, personnel, books, records, contracts and documents of or pertaining to the others business affairs, operations, properties and financial affairs as the other party may reasonably request. All information provided shall be furnished strictly subject to the confidentiality provision of this Agreement.

3.4           Confidentiality.   All information and documents furnished by a party pursuant to this Agreement shall be deemed and treated as proprietary in nature. Each party agrees that it shall hold all information received from another party pursuant to or in connection with this Agreement in the highest and strictest confidence and shall not reveal any such information to any individual who is not one of its directors, officers, key employee, attorney or accountant, and that it will not use any such information obtained for any purpose whatsoever other than assisting in its due diligence inquiry precedent to the Closing and, if this Agreement is terminated for any reason whatsoever, agrees to return to the other party any all tangible embodiments (and all copies) thereof which are in its possession.
  This covenant shall survive the consummation or termination of this Agreement.

3.5           Publicity and Filings.   All press releases, shareholder communications, filings with the Securities and Exchange Commission or other governmental agency or body and other information and publicity generated the Parties, separately or jointly, regarding the exchange contemplated in this Agreement shall be reviewed and approved by the other Party before release or dissemination to the public or filing with any governmental agency or body whatever.   Post-Closing, the Parties will provide each other with such documents, information, assistance and cooperation as may be reasonably required to complete in a timely fashion, all required filings with any state, Federal or other agency, or outside party.

3.6           Notice of Developments.   Each party hereto will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties in this Agreement.

3.7           Stand-Still Agreement.   Neither Party will solicit, initiate, or encourage the submission of any proposal or offer from any person or entity relating to any other transaction related to the matters being acquired under this Agreement pending the closing of the transaction contemplated herein.

3.8.          Patent and Asset Verification.   RENW shall have verified that the assets and patents, patents pending and other proprietary assets are duly and legally in the name of WESCO or a subsidiary and represent those products including the CAVD, B.O.R.S Lift, and Plasma technologies formerly owned by WESCO.  RENW acknowledges that part of the CAVD rights for tire refuse is held by RCT, LLC, which are tied to the use of the technology for tires, is excluded from this acquisition, only to the limit that such agreement pertains. All other uses of the CAVD, pyrolisis applications before explored by WESCO or any related party shall be owned by RENW, and shall be part of the acquired technologies under this agreement. As well, any right and title to any interest in the other technologies shall be delivered to RENW as part of this agreement.

3.9           Indemnification, and Hold Harmless.   The Parties mutually agree to indemnify, defend and hold the other harmless from any claim, debt, cause of action or other demand made by any party whatsoever, for any reason whatsoever, for, from or as a result of any negligent action, negligent omission,  negligent breach, ensuing injury from such actions or inactions caused to be or claimed by any third party. Should either party desire to enact this provision, it must provide notice of a demand for defense and indemnification to the other Party in writing, within a reasonable amount of  time after discovery of any potential claim. The method of defense, choice of counsel and indemnification shall be chosen by the party accepting indemnification. Should a Party deny liability under this section, the dispute shall be referred to a Court of Competent jurisdiction pursuant to this Agreement.  Specifically, WESCO is indemnifying RENW from any claim from the Laurus funding, the current or any lawsuit in any jurisdiction regarding any of the technologies related in this agreement. Such indemnification shall include legal representation, at the expense of WESCO, or continued with WESCO in any current, or potential lawsuit now known in any such case. Such cases are listed in Schedule D attached hereto, which are now filed and existing at the time of this agreement.

4.             CONDITIONS PRECEDENT TO THE EXCHANGE.

4.1          Conditions Precedent upon the Parties. The obligation of both Parties to consummate this Agreement is contingent upon both Parties being able to deliver those matters disclosed in Section 1.1 and the following conditions at or before the Closing Date:

(a)	Representations and Warranties True. The representations and warranties by both Parties in the Agreement shall have been correct on and as of the Closing Date with the same force and effect.

(b)	Legal Opinions. Both shall be responsible to receive any necessary favorable written opinion of counsel for those matters to be accomplished herein.

(c)	No Restraint. No injunction, filing in a jurisdiction, judgment, decree or restraining order shall be in effect to forbid or enjoin the consummation of this Agreement.

(d)
Execution of Agreement.   Each Party shall have the authorized officer or director execute this Agreement, and the consent of their Board of Directors, if deemed necessary for completion of any or all actions called for under this Agreement.

(e)
Transference of all Title, Leases and other Matters.  Each Party shall cause to be transferred, all rights, title and interest to all matters to be exchanged under Section 1.1 of this Agreement, and that in Schedule A.

V.             ACTIONS AT CLOSING.

5.1           Exchange.   All items within Section 1.1 and Schedule A shall be tendered to the other Party before or at the time of closing.

(a)
RENW Stock Certificate.  Stock certificates representing the necessary stock certificate for payment of consideration for the items being purchased herein. All of the issued shares of RENW common stock properly issued to WESCO.

(b)
Certified Corporate Resolutions.   Certified copy of the resolutions duly adopted by the Board of Directors, as necessary, authorizing and approving the execution and delivery of this Agreement and the performance of its obligations hereunder.

(c)	Other Documents. All such matters necessary to fulfill the consideration necessary under Section 1.1 and to transfer title, right and interest in Schedule A.

VI.           TERMINATION.

6.1           Termination of Agreement.   This Agreement may be terminated as provided below:

(a)	The Parties hereto may terminate this Agreement by mutual consent at any time prior to the Closing Date;

(b)	RENW may terminate this Agreement by giving written notice to the Shareholders at any time prior to the Closing Date;

( c)	RENW may terminate this Agreement by giving written notice to WESCO at any time prior to the Closing Date;

(d)	It is the Parties intention to close this transaction as soon as practicable, however, the Closing Date shall occur no later than March 15, 2008, absent regulatory or consent delays.

6.2           Effect of Termination.   If any party hereto terminates this Agreement pursuant to Section 6.1(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any party to the other party (except for any liability of any Party then in breach).

VII.          GENERAL PROVISIONS.

7.1           Entire Agreement.   This Agreement embodies the entire Agreement and understanding between the Parties concerning the subject matter hereof and supersedes any and all prior negotiations, understandings or Agreements in regard thereto.

7.2           Choice of  Law.   The Parties stipulate that regardless of the location of the execution of this Agreement or the location of the closing, they agree that the choice of law governing this contract shall be the Laws of the State of Florida.

7.3           Notices.   Unless otherwise changed by notice given in accordance with this provision, any notice or other communications required or permitted herein shall be deemed given if delivered personally or sent by certified mail, postage prepaid, return receipt requested, addressed to the other Parties at the addresses set forth above or, in the case of the Shareholders, at the address set forth their signature.

7.4          Waiver.   All rights and remedies under this Agreement are cumulative and are not exclusive of any other rights and remedies provided by law. No delay or failure in the exercise of any right or remedy arising under this Agreement shall operate as a waiver of any subsequent right or remedy subsequently arising under this Agreement.

7.5           Survival of Provisions.   All Agreements, representations, covenants and warranties on the part of the Parties contained herein or in any instrument executed and delivered in connection herewith shall survive closing of this Agreement and any investigation at any time made with respect thereto. The terms, conditions and obligations of the Parties contained in this Agreement shall survive and remain enforceable after the closing upon any other party holding such rights, or entity which gains such rights. All such matters shall be transferred and obligatory upon RENW after any name change, if any before or after closing.

7.6           Attorney's Fees.   In the event of litigation for enforcement of the terms of this Agreement or to enforce any remedy hereunder, the prevailing party shall be entitled to recover from the other party any and all costs and expenses, including reasonable attorney's fees, as may be incurred.

7.7           Binding Effect.   This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective personal representatives, successors and assigns.

7.8           Headings.   The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

7.9           Execution by Facsimile.   Facsimile execution of this Agreement by any party is authorized and shall be binding upon all Parties.

7.10         Counterparts.   This Agreement may be executed in any number of counterparts, each of which shall be considered an original hereof.

7.11        Venue.   For resolution of any dispute hereunder, shall be the courts of competent jurisdiction in Hillsborough County, Tampa Florida only.

7.12        Survivability.   Should any term, condition, section or subpart of this Agreement be deemed null, void, voidable or unenforceable, the remaining terms, obligations, parts, sections and conditions shall remain in force and binding on the Parties.

7.13         Recitals.  The Parties expressly acknowledge that the Recitals in the second preamble section contain covenants that shall be enforced and relied upon and do not constitute merely descriptive recitals.

IN WITNESS WHEREOF, this Agreement has been executed on the date first above written.

Renewable Energy Resources, Inc.	World Environmental Services, Inc.

/s/ Craig A. Huffman	/s/ John Stanton
Craig A. Huffman, Chairman	John Stanton, President
and Acting Chief Executive Officer
Renewable Energy Resources, Inc.